UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 13, 2011

Beckman Coulter, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-10109	95-104-0600
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 S. Kraemer Blvd.

Brea, CA 92821

(Address of principal executive offices) (Zip Code)

(714) 993-5321

(Registrant’s telephone number, including area code)

N/A

(Former Name of Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

Reference is made in this Current Report to that certain (i) Receivables Purchase Agreement, dated October 31, 2007 and subsequently amended, by and among Beckman Coulter, Inc. (the “Company”), Beckman Coulter Finance Company, LLC, a wholly-owned subsidiary of the Company (“BCFC”), Jupiter Securitization Company LLC (as successor entity to Park Avenue Receivables Company LLC), and JPMorgan Chase Bank, N.A. (the “RPA”) and (ii) Receivables Sale Agreement, dated October 31, 2007 and subsequently amended, by and between the Company and BCFC (the “RSA” and, together with the RPA, the “A/R Facility”).

On April 13, 2011, at the request of the Company, the parties to the RPA and the RSA terminated each of the RPA and the RSA. Prior to such termination, the A/R Facility provided for a $125 million accounts receivable securitization facility under which the Company transferred its interest in a defined pool of accounts receivable to BCFC, with the ability of BCFC to sell up to $125 million of such accounts receivable to the purchasers under the RPA to effectuate the securitized financing under the A/R Facility. Interest under the RPA for such financing was based on (i) commercial paper interest rates, (ii) LIBOR rates or (iii) the prime rate, in each case, as announced by JPMorgan Chase Bank, N.A., and, in each case, plus an applicable margin. At the time of such termination, there was no amount outstanding under the A/R Facility, and the Company had no further plans to effectuate any financing through the A/R Facility. Furthermore, there was no early termination penalty associated with the termination.

In the ordinary course of their respective businesses, JPMorgan Chase Bank, N.A. and certain of its affiliates have performed and may in the future perform certain commercial banking, investment banking and advisory services for the Company from time to time for which they have received and may receive in the future customary fees and expenses.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 19, 2011

BECKMAN COULTER, INC.

By:	/s/ Daniel B. Kim
Name: Daniel B. Kim
Title: Assistant General Counsel and Assistant Secretary